Exhibit 99.1
[ATHEROGENICS, INC. ]

FOR IMMEDIATE RELEASE

AtheroGenics Announces Encouraging Interim Results from
Phase 3 Clinical Trial of AGI-1067 in Type 2 Diabetes

- Company to Host Conference Call and Webcast on April 14, 2008 at 9 a.m. EDT -

ATLANTA, Ga. – April 14, 2008 – AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today released topline results from a planned interim analysis of its ongoing ANDES Phase 3 clinical trial of AGI-1067 for the treatment of Type 2 diabetes. ANDES is evaluating two dose levels of AGI-1067 given once daily over six months. The primary efficacy endpoint is change in hemoglobin A1c (A1c) from baseline compared to placebo in patients with Type 2 diabetes.

The interim analysis of 806 patients who completed three months in the study showed dose-related, statistically significant reductions in A1c.  The mean changes for patients in the 150 mg, 75 mg, and placebo arms were 0.5 percent, 0.3 percent, and 0.1 percent respectively, (p<0.001 for 150 mg versus placebo, p=0.001 for 75 mg versus placebo).

“The ANDES trial is ongoing and we must await final data before drawing firm conclusions,” commented Alexander Fleming, M.D., Acting Chief Medical Officer. “We are encouraged by these early results, which show a meaningful reduction in blood sugar for patients with diabetes taking AGI-1067.  The interim data also suggest that this three month assessment may not be capturing the full effect of AGI-1067 on A1c reduction, which is the standard clinical measure of blood sugar control.”

“These interim results reinforce our belief that AGI-1067 may have the potential to introduce a new therapeutic approach for the treatment of patients with diabetes,” said Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer at AtheroGenics. “We believe these results are sufficiently promising to allow for the planning of a second registration study.  We plan to work with the FDA to gain their concurrence on the design of the next study.”

Based on a preliminary review of the safety data, AGI-1067 was well-tolerated. The interim analysis showed no difference in discontinuations between groups receiving active drug and placebo. There has been one unexplained case of elevated liver enzymes greater than five times the upper limit of normal in each of the drug arms. These cases consisted only of moderate enzyme elevations without increases in bilirubin. The liver enzyme elevations either have resolved or are resolving. Because of the small number of these incidents, no conclusions should be drawn regarding AGI-1067’s effect on the liver in the ANDES study until final data are available. An independent Data Safety and Monitoring Board recently reviewed these and other data from the clinical trial and recommended that the trial continue to completion.

ANDES Trial Design
The primary endpoint of ANDES (AGI-1067 as a Novel anti-Diabetic agent Evaluation Study) is an improvement in A1c at six months, evaluating two doses of AGI-1067 (75 mg and 150 mg) compared to placebo, on a background of one or no other oral anti-diabetes medicines.  A total of 999 patients were enrolled in the ANDES study, including 887 in the current three-arm protocol.  The pre-planned interim analysis measured A1c levels in at least ninety percent of ANDES patients when they had completed three months of dosing. Final results of the study are expected in the second half of this year.

About AGI-1067
AGI-1067 is novel oral drug candidate with demonstrated anti-inflammatory and antioxidant properties. AGI-1067 works by selectively inhibiting signaling pathways that are activated in response to oxidative stress and pro-inflammatory stimuli. Oxidative stress and inflammation have been implicated as playing a key role in the pathogenesis of insulin resistance and diabetes.

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including diabetes and coronary heart disease (atherosclerosis). The Company’s lead antioxidant and anti-inflammatory drug candidate, AGI-1067, is being studied in a Phase III clinical trial known as ANDES (AGI-1067 as a Novel Anti-Diabetic Agent Evaluation Study), for the treatment of diabetes. In addition, the Company has other clinical and preclinical anti-inflammatory compounds, including AGI-1096, an oral agent for the prevention of organ transplant rejection. For more information about AtheroGenics, please visit http://www.atherogenics.com.

Teleconference and Webcast
AtheroGenics will host a conference call on Monday, April 14, 2008 at 9:00 a.m. Eastern Daylight Time to discuss the top-line interim results of the ANDES Phase 3 clinical trial.

Conference Call Details:
Dial-In:
(877) 407-8031 (U.S.)
(201) 689-8031 (International)
To access the conference call replay, please dial (877) 660-6853 (U.S.) or (201) 612-7415 (International), Conference ID: 281135; Account #286.  The conference call replay will be available through May 13, 2008.

Webcast:
To access the webcast, please go to http://www.atherogenics.com/investor/index.html.
The webcast will be available through May 13, 2008 on AtheroGenics’ website www.atherogenics.com.

Disclosure Regarding Forward-Looking Statements
Statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as "believes," "intends," "expects" and similar expressions. AtheroGenics cautions investors not to place undue reliance on the forward-looking statements contained in this release. Examples of forward looking statements in this press release include (i) our expectation that the interim analysis may not be capturing the full effect of AGI-1067 on A1c reduction, (ii) our belief that AGI-1067 may have the potential to introduce a new therapeutic approach for the treatment of patients with diabetes, and (iii) our expectation that final study results will be available in the second half of 2008. These and other such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. For example, additional information relating to the safety, efficacy or tolerability of AGI-1067, may be discovered upon further analysis of trial data. The U.S. Food and Drug Administration might not allow us to conduct further studies of the efficacy of AGI-1067 for the same or new endpoints, and, to the extent approved, additional clinical trial work may take a significant period of time to complete or require significant additional resources to complete. We cannot ensure that AGI-1067 will ever be approved or be proven safe and effective for use in humans. These and other risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics' Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and are specifically incorporated by reference into this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACTS:

AtheroGenics, Inc.	Media Inquiries	Investor Inquiries
Mark P. Colonnese	Jayme Maniatis / Dana Conit	Lilian Stern
Executive Vice President	Schwartz Communications, Inc.	Stern Investor Relations, Inc.
678-336-2511	781-684-0770	212-362-1200
investor@atherogenics.com	atherogenics@schwartz-pr.com	lilian@sternir.com